EXHIBIT 99(h)(5)


                            FORM OF EXPENSE AGREEMENT
                            -------------------------

         THIS AGREEMENT is dated and effective ____________________, _____, and is between and among the "Underlying Funds" and the "Funds of Funds", as defined below, of Accessor Funds, Inc. This Agreement sets forth the principles and arrangements whereby the Underlying Funds will bear some or all of the Operating Expenses, as defined below, of the Funds of Funds.

1.       Accessor Funds, Inc.

         A. Accessor Funds, Inc. ("Accessor Funds") is a Maryland corporation of the series type and is registered as an open-end investment company under the Investment Company Act of 1940 ("1940 Act").

         B.  Accessor Funds currently consists of 15 series of two types:

         Underlying Funds                  Funds of Funds
         ----------------                  --------------

         Growth                            Accessor Income Allocation
         Value                             Accessor Income & Growth Allocation
         Small to Mid Cap                  Accessor Balanced Allocation
         International Equity              Accessor Growth & Income Allocation
         High Yield Bond                   Accessor Growth Allocation
         Intermediate Fixed-Income         Accessor Aggressive Growth Allocation
         Short-Intermediate Fixed-Income
         Mortgage Securities
         U.S. Government Money

                  i. The "Underlying Funds" invest their assets in individual portfolio securities in accord with specified investment objective(s), policies and restrictions. As used in the balance of this Agreement, Underlying Funds includes these nine series and any subsequently created series which invests in individual portfolio securities.

                  ii. The "Funds of Funds" invest their assets in mixes of shares of the Advisor Class of two or more Underlying Funds. As used in the balance of this Agreement, Funds of Funds includes these six series and any subsequently created series which invests in mixes of shares of the Advisor Class of two or more Underlying Funds.

                  iii. Underlying Funds and Funds of Funds shall also include any other registered investment company or series thereof which can participate in a mutual fund "family's" fund of funds in reliance upon Section 12(d)(1)(G) of the 1940 Act.

         C. Each series of Accessor Funds currently offers two classes of shares which are issued and bear expenses in accord with Rule 18f-3 under the 1940 Act:


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                  i.  Advisor Class -- which have no sales charges and pay no distribution or shareholder service (Rule 12b-1) or administrative services fees.

                  ii. Investor Class -- which bear no sales charges but pay up to 25 basis points in distribution or shareholder service (Rule 12b-1) fees and up to 25 basis points in administrative services fees.

2.       Principal Purposes and Anticipated Benefits of Funds of Funds.

         A. For the Accessor Funds, the Funds of Funds have two principal purposes:

                  i. Attract new investors and investment assets by providing cost-effective investment vehicles which allocate assets among a variety of investment objectives and styles, and periodically rebalance to the investor's chosen allocation, without the need for the investor (or his/her adviser) to initiate the rebalancing and to maintain detailed records, or to (in many cases) incur tax consequences as a result of rebalancing.

                  ii. Enable existing and attract new Service Organizations to offer, utilize and promote the sale and retention of Accessor Funds by providing investment vehicles which offer investors the foregoing services and are competitive with similar vehicles offered by other mutual fund groups.

         B. For the Accessor Funds, the Funds of Funds should provide two principal benefits:

                  i. By attracting additional assets, to control and, hopefully, reduce their expense ratios by (a) spreading largely fixed costs, over a larger asset base, (b) attaining asset levels which will enhance the Accessor Funds opportunities to negotiate reductions in asset based management, advisory and transfer agency fees.

                  ii. By allowing investors to rebalance their portfolios through cash flow from the Funds of Funds rather than multiple individual purchases and sales of shares of the Underlying Funds, to minimize or eliminate the need for the Underlying Funds to effect portfolio transactions and incur tax consequences.

         C. The Accessor Funds ability to accomplish the purposes and derive the benefits will be enhanced if the expenses borne by investors in the Funds of Funds are not materially higher than the costs to investors of investing directly in the Underlying Funds except to the extent that the Funds of Funds provide additional benefits to investors; and, if the expense ratios of the Funds of Funds are the same as or competitive with the expense ratios of similar investment vehicles offered by other mutual fund groups.

3.       Expenses of Funds of Funds.

         As mutual funds, and as is the case for the Underlying Funds, the Funds of Funds will or may incur four types of expenses:


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         A. Operating Expenses are all those expenses, except those at (B), (C)
and (D), including SEC and state securities registration; fund accounting; printing and postage for prospectuses to existing shareholders and periodic reports; legal, audit and custody services; insurance; directors fees; and other miscellaneous expenses.

         B.  Management Fee payable to Accessor Capital Management, L.P.

         C. Extraordinary Expenses which include: the fees and costs of actions, suits or proceedings and any penalties, damages or payments in settlement in connection therewith, which the Funds of Funds and/or a Fund of Funds may incur directly, or may incur as a result of its legal obligation to provide indemnification to its officers, directors and agents; the fees and costs of any governmental investigation and any fines or penalties in connection therewith; and any federal, state or local tax, or related interest penalties or additions to tax, incurred for example, as a result of the Fund of Funds' failure to distribute all of its earnings, failure to qualify under subchapter M of the Internal Revenue Code, or failure to file in a timely manner any required tax returns or other filings. Generally, such expenses will be borne by the Funds of Funds, based upon their relative net assets, except where such expenses relate only to one or more specific Fund of Funds (or classes thereof), in which event such expenses shall be borne solely by the applicable Fund of Funds or classes thereof.

         D. Distribution or shareholder services (Rule 12b-1) fees, and/or administrative services fees paid by Investor Class shares.

4.       Agreement by Underlying Funds to Bear Operating Expenses of Funds of
Funds.

         A. Subject to the condition and limitation set forth in Paragraph B, the Underlying Funds agree to bear the Operating Expenses of the Funds of Funds
(i) in proportion to the average daily value of assets of an Underlying Fund owned by a Fund of Funds, or, (ii) on such other basis as the Board of Directors determines more appropriately allocates the costs and benefits of the arrangements.

         B. Prior to an Underlying Fund's entering into this Agreement, and at least annually thereafter, the board of directors of the Underlying Fund (the "Board"), including a majority of directors of the Underlying Fund who are not "interested persons," as defined in section 2(a)(19) of the 1940 Act, must determine that the Agreement will result in quantifiable benefits to each class of shareholders of the Underlying Fund and to the Underlying Fund as a whole that will exceed the costs of the Agreement borne by each class of shareholders of the Underlying Fund and by the Underlying Fund as a whole ("Net Benefits"). In making the annual determination, one of the factors the Board must consider is the amount of Net Benefits actually experienced by each class of shareholders of the Underlying Fund and the Underlying Fund as a whole during the preceding year. The Underlying Fund will preserve for a period of not less than six years from the date of a Board determination, the first two years in an easily accessible place, a record of the determination and the basis and information upon which the determination was made. This record will be subject to examination by the Commission and its staff.


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5.       Termination

         This Agreement may be terminated by the vote by a majority of the Board of Directors, or by a majority of the directors who are not "interested persons" of the Accessor Funds. Any such termination shall become effective 90 days after the vote to terminate.



ACCESSOR FUNDS, INC.



By ____________________________________
   J. Anthony Whatley, III, President